Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Powell Industries, Inc. of our report dated December 6, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Powell Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2022.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 9, 2023